Exhibit 5.1

Eric Blanchard
T: +1 617 937 2445
eblanchard@cooley.com

March 9, 2026

908 Devices Inc.

44 3rd Avenue

Burlington, MA 01803

Ladies and Gentlemen:

We have acted as counsel to 908 Devices Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 2,452,875 shares (the “Shares”) of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”), consisting of (i) 1,452,875 shares of Common Stock issuable pursuant to the Company’s 2020 Stock Option and Incentive Plan (the “Incentive Plan”) and (ii) 1,000,000 shares of Common Stock issuable pursuant to the Company’s 2026 Inducement Plan (together with the Incentive Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (i) the Registration Statement and related prospectuses, (ii) the Plans, (iii) the Company’s certificate of incorporation and bylaws, each as currently in effect, and (iv) such other records, documents, opinions certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than by the Company. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and the related prospectuses, will be validly issued, fully paid and nonassessable, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP 500 Boylston Street 14th Floor Boston, MA 02116-3736
t: +1 617 937 2300 f: +1 617 937 2400 cooley.com

March 9, 2026

Page Two

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

Cooley LLP

By:	/s/ Eric Blanchard
Eric Blanchard

Cooley LLP 500 Boylston Street 14th Floor Boston, MA 02116-3736
t: +1 617 937 2300 f: +1 617 937 2400 cooley.com